Exhibit 99.1

February 4, 2010	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported results for its fourth quarter and fiscal year ended January 2, 2010 and reiterated guidance for 2010. In summary, Flowers Foods:
•	Delivered net income of 5.3% of sales for the quarter and 5.0% of sales for the year.

•	Reported diluted earnings per share of $.33 for the quarter and $1.41 for fiscal 2009.

•	Reported fourth quarter sales decrease of 7.2% and full year sales increase of 7.7%. Excluding the 53rd week of fiscal 2008, fourth quarter sales were flat and full year sales increased 9.7%.

•	Increased branded retail sales 1% in the fourth quarter and 7.9% for the year, excluding the 53rd week in 2008.

•	Expects organic sales growth in fiscal 2010 of 2.5% to 4.5% and earnings per share increase of 10% to 15%.
Reported results reflect that the fourth quarter of fiscal 2008 was a 13-week quarter and fiscal 2008 was a 53-week year. The fourth quarter of fiscal 2009 was a 12-week quarter and fiscal 2009 was a 52-week year. The company’s fiscal 2010 also will be a 52-week year.
George E. Deese, chairman and chief executive officer commented, “In light of the myriad challenges we faced in 2009, we are very pleased to report sales and earnings growth in line with our previously provided guidance. Our pricing strategy and strong brands helped Flowers Foods achieve a record year despite continued competitive challenges in our markets. We exited 2009 better positioned than we entered it—our bakeries are more efficient, our brands and product mix stronger, and our geographic reach broader. Our team is focused on opportunities to continue growing through new product innovation, expansion markets, and further penetration of our core territories to deliver earnings growth for our shareholders over the long term.”
Fourth Quarter 2009 Results
Comparing last year’s 13-week fourth quarter to the 12-week fourth quarter of 2009, sales decreased 7.2% to $576.8 million from the $621.6 million reported for last year’s fourth quarter. On a 12-week comparison basis with the fourth quarter of fiscal 2008, sales for the 2009 fourth quarter were relatively flat and earnings were up slightly (see sales bridge chart provided later in this release). The sales decrease of 7.2% was attributable to unfavorable pricing/mix of 2.3% and the absence of the additional week, as compared to fiscal 2008, negatively impacted sales 7.2%. Partially offsetting these declines were a 1.7% contribution from acquisitions and increased volume of 0.6%. Sales continued to be affected by volume declines in the non-retail channel, specifically in the foodservice, vending, and institutional categories and by heavy promotional activity in all categories, particularly within the branded white bread category of the retail channel. This was somewhat offset by increased volumes in the multi-pack cake, breakfast bread and soft variety bread categories within the branded retail channel.
During the quarter, the company’s direct store delivery (DSD) sales decreased 10.1%. The DSD segment continued to be affected by heavy promotional activity in the retail channel. Excluding the 53rd week sales last year, sales declined 3.2%. The 10.1% sales decrease consisted of negative pricing/mix of 3.0%, decreased volume of 0.2% and the absence of the additional week compared to last year negatively impacted sales 6.9%. Sales through warehouse delivery increased 8.2%. Excluding the effect of the 53rd week last year, warehouse delivery sales increased 17.7%. The 8.2% sales increase reflected positive pricing/mix of 2.9%, volume increases of 3.9%, and contribution from acquisitions of 10.9%. The absence of the 53rd week as compared to last year negatively impacted warehouse delivery sales 9.5%. The warehouse delivery segment continues to be affected by the economic impact on the foodservice channel.
Net income attributable to Flowers Foods for the quarter was $30.6 million, or $.33 per diluted share, a decrease of 4.5% from the $32.1 million, or $.34 per diluted share, reported for the fourth quarter of fiscal 2008. The lack of a 53rd week in fiscal 2009 negatively impacted earnings $.02 per diluted share. On a 12-week comparison, fourth quarter 2009 earnings per share compared to fourth quarter 2008 earnings per share were up slightly.
Gross margin as a percentage of sales for the quarter was 47.1% compared to 48.3% in the fourth quarter of 2008. This decrease was due to increased promotions as well as higher ingredient and labor costs as a percent of sales, partially offset by decreases in packaging and utility costs as a percent of sales, and improved manufacturing efficiencies.
Selling, marketing, and administrative costs as a percentage of sales for the quarter were 35.6% compared to 36.7% in the same quarter last year. The improvement as a percent of sales was due primarily to lower employee-related and advertising costs as a percent of sales.
Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to the prior year quarter. Net interest income for the quarter was approximately $500,000 higher than last year’s fourth quarter due to less borrowings outstanding during the fourth quarter this year. The effective tax rate for the quarter was 33.6% as compared to 35.5% last year. This decrease was the result of favorable discrete items recognized during the quarter. The lower tax rate impacted the quarter’s earnings by $.01 per diluted share.

Operating margin as a percent of sales for the quarter improved to 8.2% from 8.0% in the fourth quarter of 2008. EBITDA as a percent of sales for the fourth quarter was 11.5%, compared to 11.1% for the fourth quarter of 2008.
Fiscal 2009 Results
Compared to the company’s 53-week fiscal 2008, sales increased 7.7% to $2.60 billion over the $2.41 billion reported for the 53 weeks of fiscal 2008. On a 52-week comparison, 2009 sales increased 9.7%. The sales increase of 7.7% was achieved through a favorable pricing/mix of 2.6% and a contribution from acquisitions of 7.3%. These increases were negatively impacted by volume declines of 0.2% and the lack of the additional week compared to fiscal 2008 had a negative effect of 2.0%. Sales were affected by volume declines in the non-retail channel, specifically in the vending, institutional, and contract manufacturing categories and by heavy promotional activity in all categories, particularly within the branded white bread category of the retail channel. This was somewhat offset by increased volumes in the multi-pack cake, breakfast bread, and soft variety bread categories within the branded retail channel.
During the year, the company’s DSD sales grew at 6.8%. Excluding the 53rd week sales last year, sales increased 8.8%. The 6.8% sales increase was due to favorable pricing/mix of 1.6% and the acquisitions contributed 7.7%. These positive items were partially offset by volume declines of 0.5%, and the absence of the extra week compared to fiscal 2008 had a negative impact of 2.0%. The DSD segment was affected during the year by heavy promotional activity, particularly within the retail channel. Sales through warehouse delivery increased 12.1%. Excluding the effect of the 53rd week last year, warehouse delivery sales increased 14.2%. The 12.1% sales increase reflected positive pricing/mix of 8.2%, volume increases of 0.8%, and contribution from acquisitions of 5.2%. The lack of the extra week compared to last year negatively impacted warehouse delivery sales 2.1%. The warehouse delivery segment was affected during the year by the economic impact on the foodservice channel.
Net income attributable to Flowers Foods was $130.3 million, or $1.41 per diluted share, an increase of 9.3% over the $119.2 million, or $1.28 per diluted share, reported last year. On a 52-week comparison, 2009 earnings per share increased 11.9%. The lack of a 53rd week in fiscal 2009 negatively impacted earnings $.02 per diluted share.

Gross margin as a percentage of sales for the full year was 46.5% compared to 47.7% in the prior year. The decrease in margin was caused by increased promotions as well as higher ingredient costs as a percent of sales, which were partially offset by lower packaging and labor costs as a percent of sales, and improved manufacturing efficiencies.
Selling, marketing, and administrative costs as a percentage of sales for 2009 were 35.6% compared to 37.1% in the prior year. The improvement as a percent of sales was due primarily to lower employee-related costs as a percent of sales, lower advertising costs as a percent of sales, and the continuing effort to reduce costs throughout the company. This decrease was achieved despite a significant increase in pension expense this year as compared to last year.
Depreciation and amortization expenses for fiscal 2009 remained relatively stable as a percent of sales compared to the prior year despite an increase in both depreciation and amortization resulting from acquisitions. Net interest income for the year was $5.9 million less than the prior year due to higher interest expense as a result of additional borrowings outstanding the majority of this year compared to last year. The effective tax rate for the year was 35.6%, unchanged as compared to last year.
Operating margin for the year was $206.3 million, or 7.9% of sales, an increase of 12.9% as compared to last year. EBITDA for the year was $287.3 million, or 11.0% of sales, an increase of 12.2% over EBITDA for 2008.
During the year, the company invested $72.1 million in capital improvements and paid dividends of $62.2 million to shareholders. The company also acquired 1,793,534 shares of its common stock under its share repurchase plan for $40.5 million, an average of $22.60 per share. Since the inception of the share repurchase plan, the company has acquired 22.7 million shares of its common stock for $365.0 million, an average of $16.12 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
Guidance for Fiscal 2010

For fiscal 2010, the company expects sales growth of 2.5% to 4.5%, excluding future acquisitions, and diluted earnings per share growth of 10% to 15%. Capital expenditures for fiscal 2010 are expected to be $85 million to $95 million.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its fourth quarter and full-year conference call over the Internet at 8:00 a.m. (Eastern) February 4, 2010. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.
Company Information

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 40 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week	For the 13 Week	For the 52 Week	For the 53 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	01/02/10	01/03/09	01/02/10	01/03/09

Sales	$576,824	$621,592	$2,600,849	$2,414,892
Materials, supplies, labor and other production costs	305,137	321,606	1,390,183	1,263,962
Selling, marketing and administrative expenses	205,609	228,081	926,418	894,800
Depreciation and amortization	18,931	18,994	80,928	73,312
Gain on acquisition	0	0	3,013	0
Gain on sale	0	0	0	2,306
Asset impairment	0	(3,108)	0	(3,108)
Gain on insurance recovery	0	0	0	686

Income before interest and income taxes (EBIT)	47,147	49,803	206,333	182,702
Interest income, net	689	184	1,426	7,349

Income before income taxes (EBT)	47,836	49,987	207,759	190,051
Income tax expense	16,078	17,732	74,047	67,744

Net income	31,758	32,255	133,712	122,307
Less: Net income attributable to noncontrolling interest	(1,109)	(169)	(3,415)	(3,074)

Net income attributable to Flowers Foods, Inc.	$30,649	$32,086	$130,297	$119,233

Diluted earnings per share amounts:
Net income attributable to Flowers Foods, Inc.	$0.33	$0.34	$1.41	$1.28

Diluted weighted average shares outstanding	92,359	93,470	92,733	93,157

Flowers Foods
Segment Reporting

(000’s omitted)

	For the 12 Week	For the 13 Week	For the 52 Week	For the 53 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	01/02/10	01/03/09	01/02/10	01/03/09

Sales:
Direct-Store-Delivery	$471,034	$523,827	$2,135,128	$1,999,293
Warehouse Delivery	105,790	97,765	465,721	415,599

	$576,824	$621,592	$2,600,849	$2,414,892

EBITDA:
Direct-Store-Delivery	$58,027	$65,171	$257,117	$242,739
Warehouse Delivery	16,153	9,949	67,388	41,215
Flowers Foods	(8,102)	(6,323)	(37,244)	(27,940)

	$66,078	$68,797	$287,261	$256,014

Depreciation and Amortization:
Direct-Store-Delivery	$14,900	$15,485	$64,578	$57,447
Warehouse Delivery	4,017	3,549	16,062	15,549
Flowers Foods	14	(40)	288	316

	$18,931	$18,994	$80,928	$73,312

EBIT:
Direct-Store-Delivery	$43,127	$49,686	$192,539	$185,292
Warehouse Delivery	12,136	6,400	51,326	25,666
Flowers Foods	(8,116)	(6,283)	(37,532)	(28,256)

	$47,147	$49,803	$206,333	$182,702

Flowers Foods
Condensed Consolidated Balance Sheet

(000’s omitted)

01/02/10
Assets

Cash and Cash Equivalents	$18,948
Other Current Assets	307,397
Property, Plant & Equipment, net	602,576
Distributor Notes Receivable (includes $12,610 current portion)	107,067
Other Assets	10,692
Cost in Excess of Net Tangible Assets, net	304,762

Total Assets	$1,351,442

Liabilities and Stockholders’ Equity

Current Liabilities	$196,009
Bank Debt (includes $16,875 current portion)	220,250
Other Debt and Capital Leases (includes $8,888 current portion)	31,418
Other Liabilities	175,739
Stockholders’ Equity	728,026

Total Liabilities and Stockholders’ Equity	$1,351,442

Flowers Foods
Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week	For the 52 Week
	Period Ended	Period Ended
	01/02/10	01/02/10
Cash flows from operating activities:
Net income	$31,758	$133,712
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	47,184	163,829
Changes in assets and liabilities	(9,164)	(61,532)

Net cash provided by operating activities	69,778	236,009

Cash flows from investing activities:
Purchase of property, plant and equipment	(24,817)	(72,093)
Acquisitions, net of cash acquired	(15,723)	(24,565)
Other	3,285	7,049

Net cash disbursed for investing activities	(37,255)	(89,609)

Cash flows from financing activities:
Dividends paid	(16,013)	(62,170)
Stock options exercised	54	2,614
Income tax benefit related to stock awards	0	1,386
Stock repurchases	(12,906)	(40,531)
Decrease in book overdraft	169	(7,735)
Proceeds from debt borrowings	197,726	848,326
Debt and capital lease obligation payments	(198,700)	(888,637)
Other	1	(669)

Net cash disbursed for financing activities	(29,669)	(147,416)

Net increase (decrease) in cash and cash equivalents	2,854	(1,016)
Cash and cash equivalents at beginning of period	16,094	19,964

Cash and cash equivalents at end of period	$18,948	$18,948

Flowers Foods
Reconciliation of Net Income to EBITDA

(000’s omitted)

	For the 12 Week	For the 52 Week
	Period Ended	Period Ended
	January 2, 2010	January 2, 2010
Net income attributable to Flowers Foods, Inc.	$30,649	$130,297
Net income attributable to noncontrolling interest	1,109	3,415
Income tax expense	16,078	74,047
Interest income, net	(689)	(1,426)
Depreciation and amortization	18,931	80,928

EBITDA	$66,078	$287,261

Flowers Foods
Sales Bridge

				12 Week vs.
				12 Week	Impact of	Total Sales
For the 12 Week Period Ended 01/02/10	Volume	Price/Mix	Acquisitions	Comparison	Week 532008	Change

Direct-Store-Delivery	-0.2%	-3.0%	0.0%	-3.2%	-6.9%	-10.1%

Warehouse Delivery	3.9%	2.9%	10.9%	17.7%	-9.5%	8.2%

Total Flowers Foods	0.6%	-2.3%	1.7%	0.0%	-7.2%	-7.2%

				52 Week vs.
				52 Week	Impact of	Total Sales
For the 52 Week Period Ended 01/02/10	Volume	Price/Mix	Acquisitions	Comparison	Week 532008	Change

Direct-Store-Delivery	-0.5%	1.6%	7.7%	8.8%	-2.0%	6.8%

Warehouse Delivery	0.8%	8.2%	5.2%	14.2%	-2.1%	12.1%

Total Flowers Foods	-0.2%	2.6%	7.3%	9.7%	-2.0%	7.7%